UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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EVCI Career Colleges Holding Corp.
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EVCI Career Colleges Holding Corp. Completes
ComVest Financing and Bank Debt Restructuring

YONKERS, NY-- (MARKET WIRE) - May 23, 2007 -- EVCI Career Colleges Holding Corp. (NASDAQ: EVCI-News) announced today that it has completed a previously announced financing with ComVest Investment Partners III, L.P. (an affiliate of ComVest Group Holdings LLC) and participating EVCI senior management (the “ComVest Financing”). The ComVest Financing provided gross proceeds to EVCI of $10.1 million from the sale of three year 12% convertible notes for $8.7 million and 2.5 million shares of common stock for $1.4 million. In addition, warrants to purchase up to 26.9 million shares were issued and warrants to purchase 0.6 million shares are issuable to participating management upon paying $0.4 million when required to collateralize, together with ComVest, letters of credit of up to $6.7 million.

At the same time as closing the ComVest Financing, EVCI completed a restructuring of its indebtedness to Harris N.A. (the “Bank Debt Restructuring”). The net proceeds from the ComVest Financing were approximately $8.0 million after paying expenses of the ComVest Financing and Bank Debt Restructuring. The net proceeds were used to reduce the term loan owed to Harris N.A. to $2.675 million and to pay other unrelated expenses. The Bank Debt Restructuring gives EVCI access to a $5.0 million revolver and the ability to increase borrowings under the term loan to $6.0 million in order to refund specified disallowances of Title IV and TAP tuition payments.

Dr. John J. McGrath, Chief Executive Officer and President of EVCI stated, “With the completion of the ComVest Financing and Bank Debt Restructuring, we have started a new chapter for EVCI and its colleges. Coupled with significant reductions in expenses in 2006, our colleges are now positioned to further improve their academic, administrative and financial integrity as well as their results of operations and cash flow.”

Dr. Arol I. Buntzman, Chairman of EVCI added, “We are delighted with the ComVest investment and that Harris continues to be our senior lender. We are also delighted to welcome Brian H. Fluck and Inder Tallur as new independent directors and members of our Audit and Compensation Committees.”

Dr. Arol I. Buntzman, Dr. John J. McGrath, Joseph D. Alperin, EVCI’s General Counsel and Vice President for Corporate Affairs and Stephen Schwartz, who today became EVCI’s Chief Financial Officer (collectively “Participating Management”) have participated in the ComVest Financing on a pro rata basis with ComVest. Participating Management’s investment of $1.0 million constitutes approximately 6.0% of the total of the $10.1 million gross proceeds and credit enhancement obligation for the letters of credit of up to $6.7 million. In addition, Dr. Buntzman, Dr. McGrath and Mr. Alperin amended their employment agreements to extend the employment terms, decrease their salaries, cancel all of their options granted prior to April 24, 2007, and cancel their change of control agreements. Mr. Schwartz became EVCI’s Chief Financial Officer under a new employment agreement. In consideration of those agreements, Participating Management were granted options to purchase up to 6.5 million shares that, if fully exercised, would increase their total ownership of EVCI common stock to approximately 14.5% of EVCI’s outstanding common stock after giving effect to the issuance of the common stock issued and issuable in the ComVest Financing and their continuing ownership of approximately 0.3 million shares owned prior to the ComVest Financing.

Unless stockholders vote to increase EVCI’s authorized common stock, the notes cannot be converted, warrants to purchase 26.5 million shares cannot be exercised and options granted to Participating Management to purchase 4.4 million shares cannot be exercised.

In addition, the notes cannot be converted, and warrants to purchase up to 26.5 million shares cannot be exercised if it would result in a change of control of EVCI before all required pre-approvals have been obtained under applicable rules and regulations of the governmental agencies regulating the operation of EVCI’s colleges, and the non-governmental entities that accredit our colleges. Accordingly, the ComVest Financing has been structured so that it will not result in a change of control until those required pre-approvals have been obtained.

Under the rules of the Nasdaq Capital Market, we were required to obtain stockholder approval of the ComVest Financing prior to closing. However, in order to preserve the financial viability of EVCI, it was necessary to enter into a binding agreement that required a closing of the transactions before stockholder approval could be obtained. We applied to Nasdaq for an exception to the stockholder approval requirements for the ComVest Financing in accordance with Nasdaq rules. However, we were not able to comply with the Nasdaq requirements for this exception prior to closing the ComVest Financing. Currently we plan to exercise available rights of appeal. At our annual meeting of stockholders, to be held this summer, we currently intend to seek stockholder ratification of the ComVest Financing terms. Furthermore, in order to comply with Nasdaq’s minimum bid price requirement of $1.00 per share, we may need to ask our stockholders to approve a reverse split our common stock. However, it is not possible to predict whether any action we take will be sufficient to prevent a delisting of our common stock from the Nasdaq Capital Market.

Additional information about the ComVest Financing and Bank Debt Restructuring is available in EVCI’s press release dated April 24, 2007, and Form 10-K/A, Amendment No. 1 and Amendment No. 2, for the year ended December 31, 2006, Form 10-Q for the quarter ended March 31, 2007 and Form 8-K to be filed in connection with the closing of the ComVest Financing and Bank Debt Restructuring.

EVCI intends to file a proxy statement for its annual meeting of stockholders with the SEC. Stockholders of EVCI are urged to read the proxy statement when it becomes available because it will contain important information. Stockholders may obtain a free copy of the proxy statement when it becomes available, as well as other materials filed with the SEC concerning EVCI at the SEC’s web site at http://www.sec.gov. Stockholders of EVCI may also obtain the proxy statement and other documents filed by EVCI with the SEC relating to the above-described transactions by directing a request to EVCI Career Colleges Holding Corp., 1 Van Der Donck Street, Yonkers, NY 10701; Attention: Secretary.

EVCI and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of EVCI in connection with the annual meeting. Information about EVCI and its directors and officers can be found in EVCI’s press release dated April 24, 2007 and Form 10-K/A, Amendment No. 1, for the year ended December 31, 2006. Additional information regarding the interests of those persons may be obtained by reading the proxy statement when it becomes available.

About EVCI Career Colleges Holding Corp.

EVCI is a holding Company for Technical Career Institutes, Interboro Institute and the Pennsylvania School of Business.

Founded in 1909, TCI offers two-year associate degree and certificate programs. With an emphasis on technology, TCI offers programs within three major divisions: business and new media technology, computer and electronics technology and climate control technology. TCI’s main campus is on 31st Street, diagonally across from Penn Station, and is supported by a nearby annex facility. EVCI acquired TCI in September 2005.

Founded in 1888, Interboro offers degree programs leading to the Associate in Occupational Studies degree and Associate in Applied Sciences degree. Its programs include accounting, business management, ophthalmic dispensing, paralegal studies, office technologies and security services and management. Interboro has a main campus in mid-town Manhattan and an extension center in each of Flushing, New York and the Washington Heights section of Manhattan, New York. EVCI acquired Interboro in January 2000.

PSB is authorized to offer two Associate in Specialized Business degree programs and two diploma programs in information technology as well as three business diploma programs. As permitted by the Pennsylvania State Education Department, PSB plans to seek authorization to award the Associate in Special Business degree for its three business diploma programs. PSB relocated to downtown Allentown, Pennsylvania. EVCI acquired PSB in January 2005.

About ComVest

The ComVest Group is a Leading Private Equity Firm focused on investing in small and micro-cap companies. Since 1988, ComVest has invested more than $2 billion of capital in over 200 public and private companies worldwide. Through our extensive financial resources and broad network of industry experts, we are able to offer our companies total financial sponsorship, critical strategic support, and business development assistance. Our focus is centered on building industry leading companies and creating long term value for equity holders. For more information on ComVest, please visit www.comvest.com.

Forward Looking Information

This news release includes “forward-looking statements”, including with respect to the positioning of EVCI and its colleges and EVCI’s plans to try to maintain EVCI’s Nasdaq Capital Market listing. These and any other forward-looking statements represent EVCI’s expectations or beliefs concerning future events that involve risks and uncertainties, including with respect to regulatory matters, the ability of its colleges to maintain or increase student enrollments, and Nasdaq’s willingness to allow EVCI to cure its failure to comply with the requirements of the financial viability exception. All statements other than statements of historical facts included in this news release are forward-looking statements. Although EVCI believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from EVCI’s expectations (“Cautionary Statements”) are disclosed in this news release and in EVCI’s Form 10-K, including Amendments No. 1 and No. 2, for the year ended December 31, 2006 and its Form 10-Q for the quarter ended March 31, 2007. All subsequent written and oral forward-looking statements attributable to EVCI or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. Unless otherwise required by law, EVCI undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this news release.

Contact:
Dr. John J. McGrath
EVCI Career Colleges Holding Corp.
914.623.0700